Exhibit 99.2

Government of the District of Columbia
Executive Office of the Mayor

Office of Communications
FOR IMMEDIATE RELEASE:	CONTACT:	SHARON GANG
MONDAY, DECEMBER 4, 2006		202-727-5011
VINCE MORRIS
202-727-5011

Waterside Mall to be Redeveloped into Mixed-Use Town Center

Residential, Office and Retail Space Will Include Improved Full-Service Grocery Store

DC Government to Lease Two “Green” Buildings Fronting Fourth Street, SW

(Washington, DC) Mayor Anthony A. Williams today announced that Waterside Mall in Southwest Washington will soon be transformed into a 2.5 million square foot mixed-use town center featuring office, residential and retail space including an improved, full-service grocery store for the neighborhood.

“This project will deliver tremendous benefits to the Southwest community — today represents a ‘coming together’ of many pieces of the puzzle that will help the neighborhood realize its potential as a vibrant, interesting area, attracting residents and visitors from all over the city,” said Mayor Williams.  “This new town center will also bring much-needed job training and employment opportunities as well as affordable and workforce housing to the area, thus continuing the progress we’re making to revitalize the Anacostia Waterfront.”

This multi-phased redevelopment project includes approximately 1.2 million square feet of residential, approximately 1.2 million square feet of office and 110,000 to 160,000 square feet of retail space. Waterfront Associates — a joint venture among Forest City Washington, Vornado/Charles E. Smith and Besler & Reiner, which currently owns the existing buildings at 401 M Street, SW — will develop the office, residential and retail space in the new Waterfront town center, while the RLA Revitalization Corporation (RLARC), a subsidiary of the National Capital Revitalization Corporation (NCRC), will develop the Northeast section of the site into a 400,000 square foot mixed-use building.  The project also intends to re-open 4th Street, SW to help improve vehicle and pedestrian access and create a more walk-able neighborhood.

The DC government will occupy 500,000 square feet in two new buildings fronting 4th Street, SW.

Construction of the first phase of the project will begin in 2007.

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The John A. Wilson Building – 1350 Pennsylvania Avenue, NW, Suite 533 - Washington, DC 20004